Exhibit 99.1

Sonder Holdings Inc. Announces Capital Raise and Provides Update on Integration with Marriott International, Inc.

~$18 Million Equity Financing and Amended Note and Warrant Purchase Agreement Strengthen Balance Sheet

Full Integration with Marriott's Digital Channels and Platform Anticipated by the End of the Second Quarter of 2025

Implementing ~$50 Million of Annualized Cost Reductions

SAN FRANCISCO – April 14, 2025 – Sonder Holdings Inc. (Nasdaq: SOND) (“Sonder” or the “Company”) today announced a series of actions intended to strengthen its balance sheet and generate significant cost savings, and provided an update on its integration with Marriott International, Inc. (Nasdaq: MAR) (“Marriott”):

●	Sale of approximately $18 million shares of its Series A preferred stock on April 11, 2025;
●	Amendments to the existing Note and Warrant Purchase Agreement, which include a reduction of the outstanding principal balance by 15% and an approximate 50% reduction of the interest rate;
●	Full integration with Marriott's digital channels and platform anticipated by the end of second quarter of 2025;
●	Receipt of $7.5 million in previously announced key money from Marriott on April 11, 2025; and
●	Implementation of approximately $50 million of annualized cost reductions enabled by the Marriott integration.

“These events are expected to bring us closer to completing our transformation. The integration with Marriott is expected to enhance the positive RevPAR and profitability trends that our portfolio has already experienced over the last several months,” said Francis Davidson, Co-Founder and CEO of Sonder. “With the integration nearing completion, we are capitalizing on these opportunities and right-sizing our organization for the next era of Sonder. With the implementation of substantial cost savings and approximately $18 million of additional capital, we believe that Sonder is well positioned to support long-term value creation.”

Marriott Integration Update

Sonder anticipates the full Marriott integration will be completed by the end of the second quarter of 2025, at which time all Sonder properties will be available on Marriott’s digital channels, including Marriott.com and the Marriott Bonvoy® mobile app under the new “Sonder by Marriott Bonvoy” collection, and are expected to benefit from access to Marriott’s global sales organization and third-party agreements. Sonder’s properties will also continue participating in the highly regarded Marriott Bonvoy® travel platform with nearly 228 million members, which began in October 2024 after the first phase of integration was complete.

Sonder also today announced it is implementing cost reduction initiatives which, when complete, are expected to deliver approximately $50 million of annualized cost savings compared to the third quarter of 2024. The savings are anticipated to come from a combination of headcount reductions, software savings and other efficiencies in conjunction with the Marriott integration.

Additional information regarding the completed Series A preferred stock financing and the amendments to agreements governing the Company’s indebtedness can be found in a Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”).

Advisors

Moelis & Company LLC served as financial advisor to Sonder.

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About Sonder

Sonder (NASDAQ: SOND) is a leading global brand of premium, design-forward apartments and intimate boutique hotels serving the modern traveler. Launched in 2014, Sonder offers inspiring, thoughtfully designed accommodations and innovative, tech-enabled service combined into one seamless experience. Sonder properties are found in prime locations in over 40 markets, spanning nine countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit http://www.sonder.com or follow Sonder on Instagram, LinkedIn or X.

Download the Sonder app on Apple or Google Play.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations or beliefs, as well as assumptions about future events. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” or “will” or similar expressions and the negatives of those terms. These statements include, but are not limited to, statements regarding improvements in liquidity and profitability; the anticipated benefits and synergies from the strategic licensing agreement with Marriott; the integration efforts and timing under the strategic licensing agreement with Marriott; the preferred stock financing and other sources of liquidity; improving Sonder’s balance sheet and long-term profitable growth; and other information concerning Sonder’s financial and operating goals and estimated, possible, or assumed future financial or operating results and measures, cash flow, or liquidity. These forward-looking statements are based on management’s current expectations, estimates, and beliefs, as well as a number of assumptions concerning future events and are not guarantees of future performance, conditions, or results. Actual results could differ materially from those expressed in or implied by the forward-looking statements due to a number of risks and uncertainties, including the risks and uncertainties described in the Company’s reports filed with the SEC and under the heading “Risk Factors” in its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.sec.gov. These forward-looking statements are only as of the date of this press release. Except as required by law, the Company does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this press release.

Media:
press@sonder.com

Investor:
ir@sonder.com

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